Exhibit 12.1

American Assets Trust, Inc.
Calculation of Ratios of Earnings to Fixed Charges
(in thousands, except ratios)

	The Company				Our Predecessor

	For the Year Ended December 31,

	2014	2013	2012	2011	2010
Calculations of Earnings:
Add:
Pre-tax income (loss) from continuing operations before adjustments for equity investees	31,605	23,239	14,965	14,503	(4,034)
Fixed charges (including discontinued operations)	64,397	62,809	61,213	57,314	57,211
Distributed income of equity investees	—	—	—	—	2,714
Subtract:
Interest capitalized	5,490	2,113	752	—	—
Total earnings	90,512	83,935	75,426	71,817	55,891
Fixed charges:
Interest expenses and capitalized	63,946	62,246	60,547	56,574	56,860
Interest portion of rent expense	451	563	666	741	351
Total fixed charges	64,397	62,809	61,213	57,315	57,211
Ratio of earnings to fixed charges	1.4	1.3	1.2	1.3	1.0

Exhibit 12.1

American Assets Trust, L.P.
Calculation of Ratios of Earnings to Fixed Charges
(in thousands, except ratios)

	The Operating Partnership				Our Predecessor

	For the Year Ended December 31,

	2014	2013	2012	2011	2010
Calculations of Earnings:
Add:
Pre-tax income (loss) from continuing operations before adjustments for equity investees	31,605	23,239	14,965	14,503	(4,034)
Fixed charges (including discontinued operations)	64,397	62,809	61,213	57,314	57,211
Distributed income of equity investees	—	—	—	—	2,714
Subtract:
Interest capitalized	5,490	2,113	752	—	—
Total earnings	90,512	83,935	75,426	71,817	55,891
Fixed charges:
Interest expenses and capitalized	63,946	62,246	60,547	56,574	56,860
Interest portion of rent expense	451	563	666	741	351
Total fixed charges	64,397	62,809	61,213	57,315	57,211
Ratio of earnings to fixed charges	1.4	1.3	1.2	1.3	1.0